EXHIBIT 21
The Boeing Company Subsidiaries

Name	Place of Incorporation
Astro Limited	Bermuda
Aviall Services, Inc.	Delaware
Aviall, Inc.	Delaware
BCC Equipment Leasing Corporation	Delaware
Boeing Aerostructures Australia Pty Limited	Australia
Boeing Aircraft Holding Company	Delaware
Boeing Australia Holdings Proprietary Limited	Australia
Boeing Canada Operations Ltd.	Canada
Boeing Capital Corporation	Delaware
Boeing CAS Holding GmbH	Germany
Boeing Commercial Aviation Services Europe Limited	United Kingdom
Boeing Defence Australia Ltd	Australia
Boeing Deutschland GmbH	Germany
Boeing European Holdings Limited	United Kingdom
Boeing Global Holdings Corporation	Delaware
Boeing Intellectual Property Licensing Company	Delaware
Boeing International Logistics Spares, Inc.	Delaware
Boeing Netherlands B.V.	Netherlands
Boeing Netherlands C.V.	Netherlands
Boeing Operations International, Incorporated	Delaware
Boeing Singapore PTE. Ltd.	Singapore
Insitu, Inc.	Washington
Jeppesen DataPlan, Inc.	Delaware
Jeppesen Deutschland GmbH	Germany
Jeppesen GmbH	Germany
Jeppesen Sanderson, Inc.	Delaware
In accordance with Item 601(b)(21) of Regulation S-K, the company has omitted from this Exhibit the names of its subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.